Exhibit 3.19

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:18 PM 11/03/2003
FILED 03:18 PM 11/03/2003
SRV 030704295 - 2965670 FILE

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

Essex Mexico Holdings, L.L.C.
(a Delaware limited liability company)

This Amended and Restated Certificate of Formation of Essex Mexico Holdings, L.L.C., a Delaware limited liability company (the “Company”) dated as of November 3, 2003, is being duly executed and filed, pursuant to Sections 18-202 and 18-208 of the Delaware Limited Liability Company Act, by Essex Group, Inc., a Michigan corporation, as the Manager of the Company.  It is hereby certified that;

1.  The limited liability company’s present name is Essex Mexico Holdings, L.L.C., which is the name under which the Company, was originally filed; and the date of filing of its original Certificate of Formation with the Secretary of State of the State of Delaware is November 12,1998.

2.  On October 22, 2003, the United States Bankruptcy Court for the District of Delaware issued an order, Docket No. 978 (the “Order”), confirming a plan of reorganization pursuant to which the Company shall amend its Certificate of Formation in conformance with 11 USCS § 123(a)(6), prohibiting the Company from issuing non-voting equity securities.

3.  Pursuant to the Order and to Sections 18-202 and 18-208 of the Delaware Limited Liability Company Act, the provisions of the Certificate of Formation of the Company, as herein amended, are hereby restated and integrated into the single instrument that is hereinafter set forth, and which is entitled Amended and Restated Certificate of Formation of Essex Mexico Holdings, L.L.C., without any further amendments other than the amendments herein certified.

4.  The effective time of this Amended, and Restated Certificate of Formation of the Company, and of the amendments herein certified, shall be immediately upon filing.

5.  The Certificate of Formation of the Company, as amended and restated herein, shall, at the effective time of this Amended and Restated Certificate of Formation, read as follows:

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“AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

Essex Mexico Holdings, L.L.C.

This Amended and Restated Certificate of Formation of Essex Mexico Holdings, L.L.C., a Delaware limited liability company (the “Company”), dated as of November 3, 2003, is being duly executed and filed, pursuant to Sections 18-202 and 18-208 of the Delaware Limited Liability Company Act, by Essex Group, Inc., a Michigan corporation, as the Manager of the company.

FIRST:  The name of the limited liability company formed hereby is Essex Mexico Holdings, L.L.C.

SECOND:  The address of the registered office of the Company in the State of Delaware is do c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

THIRD:  The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

FOURTH:  Notwithstanding anything to the contrary herein, the Company is prohibited from issuing non-voting equity securities.”

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.

ESSEX GROUP, INC.

By:	/s/ David S. Aldridge
Name: David S. Aldridge
Title: Vice President